Exhibit 99.1

News Release
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2014 THIRD QUARTER RESULTS

IONIA, Mich., Oct. 27, 2014 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2014 net income applicable to common stock of $4.9 million, or $0.21 per diluted share, versus net income applicable to common stock of $10.3 million, or $0.17 per diluted share, in the prior-year period.  For the nine months ended Sept. 30, 2014, the Company reported net income applicable to common stock of $14.1 million, or $0.60 per diluted share, compared to net income applicable to common stock of $77.3 million, or $3.40 per diluted share, in the prior-year period.  Third quarter and year-to-date 2013 results include a $7.6 million benefit from the redemption of the Company’s mandatorily convertible preferred stock at a discount.  Year-to-date 2013 results also include an income tax benefit of $57.3 million (or approximately $2.68 per diluted share) associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance in June 2013.

The Company’s eleventh consecutive profitable quarter was highlighted by:

•	A $3.5 million, or 92.1%, year-over-year increase in income before income taxes.
•	A $3.9 million, or 14.8%, year-over-year decrease in total non-interest expenses.
•	Total net portfolio loan growth of $21.3 million, or 6.1% annualized.
•	Improvement in asset quality, with non-performing assets down $8.5 million, or 24.1%, during the quarter.
•	An increase in tangible book value per share to $10.65 at Sept. 30, 2014 from $10.47 at June 30, 2014.
•	The payment of a six cent per share dividend on common stock on Aug. 15, 2014.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our eleventh consecutive quarter of profitability as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing assets and loan net charge-offs as compared to the year-ago quarter.  We remain focused on long-term improvement in our profitability, primarily through organic growth with a particular emphasis on commercial and consumer lending as well as core deposits.  During the third quarter of 2014, our commercial loans and consumer installment loans grew by $24.8 million, or 11.5% annualized.  Also, since year end 2013, checking and savings account balances have increased by $59.2 million, or 4.1%.”

Operating Results

The Company’s net interest income totaled $18.2 million during the third quarter of 2014, a decrease of $1.3 million, or 6.9% from the year-ago period, and a decrease of $0.4 million, or 1.9%, from the second quarter of 2014.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.61% during the third quarter of 2014, compared to 4.10% in the year-ago period and 3.74% in the second quarter of 2014. The decrease in net interest income is due to the decline in the net interest margin that was only partially offset by an increase in average interest-earning assets.  The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has resulted in declining average yields on the Company’s loan portfolio.  Average interest-earning assets were $2.02 billion in the third quarter of 2014 compared to $1.91 billion in the year-ago quarter and $2.01 billion in the second quarter of 2014.

For the first nine months of 2014, net interest income totaled $55.2 million, a decrease of $3.4 million, or 5.8% from 2013.  The Company’s net interest margin for the first nine months of 2014 decreased to 3.71% compared to 4.17% in 2013.  The reasons for the decline in net interest income for the first nine months of 2014 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposit accounts totaled $3.6 million and $10.2 million, respectively, for the third quarter and first nine months of 2014, representing decreases of 1.0% and 4.1%, respectively, from the comparable year-ago periods.  The decline in service charges is due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $2.0 million and $6.0 million for the third quarter and first nine months of 2014, respectively, representing increases of 7.1% and 8.1%, respectively, over the year-ago comparative periods.  The increase in interchange income primarily reflects the impact of the Company’s new debit card brand agreement.

Net gains on mortgage loans were $1.5 million in the third quarter of 2014, compared to $1.6 million in the year-ago quarter.  For the first nine months of 2014, net gains on mortgage loans totaled $4.1 million compared to $8.4 million in 2013. The decrease in net gains relates primarily to decreases in mortgage loan originations and sales.  The decline in mortgage lending and sales volumes principally reflects a decrease in refinance volume resulting primarily from an increase in mortgage loan interest rates compared to the first five months of 2013.

Mortgage loan servicing generated income of $0.9 million and $0.3 million in the third quarters of 2014 and 2013, respectively.  For the first nine months of 2014 and 2013, mortgage loan servicing generated income of $1.4 million and $2.6 million, respectively.  The comparative variances are due primarily to changes in the impairment reserve and in the level of amortization of capitalized mortgage loan servicing rights.  Capitalized mortgage loan servicing rights totaled $13.2 million at Sept. 30, 2014 compared to $13.7 million at Dec. 31, 2013.  As of Sept. 30, 2014, the Company serviced approximately $1.67 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $22.1 million in the third quarter of 2014, a reduction of $3.9 million compared to the year-ago period.  For the first nine months of 2014, non-interest expenses totaled $67.0 million, a reduction of $12.1 million from the first nine months of 2013.  Credit related costs collectively declined by $2.1 million (65.3%) and $8.9 million (71.3%) in the third quarter and for the first nine months of 2014, respectively, as compared to the same periods in 2013.  Credit related costs include loan and collection expenses, net (gains) losses on other real estate (“ORE”) and repossessed assets, the provision for loss reimbursement on sold loans, and vehicle service contract counterparty contingencies expense.  Several other categories of expenses declined in 2014 as compared to the year ago period, including data processing, advertising, FDIC deposit insurance, interchange costs, and credit card and bank service fees.

The Company recorded an income tax expense of $2.3 million and $5.7 million in the third quarter and first nine months of 2014, respectively.  This compares to an income tax expense of $0.3 million recorded in the third quarter of 2013 and an income tax benefit of $56.2 million recorded in the first nine months of 2013. The 2013 year-to-date results include an income tax benefit of $57.3 million associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance in June 2013.  The year-to-date 2014 income tax expense was reduced by a credit of approximately $0.7 million in the second quarter due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on a capital loss carryforward that is now believed to be more likely than not to be realized due to a strategy executed during the second quarter of 2014.

In determining net income applicable to common stock, the third quarter and first nine months of 2013 included $0.7 million and $3.0 million, respectively, of preferred stock dividends and discount accretion.  This preferred stock, which had been issued to the U.S. Treasury, was redeemed and retired in Aug. 2013.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing assets decreased by $10.1 million, or 27.3%, between Sept. 30, 2013 and Sept. 30, 2014.  We remain confident about the long-term continued improvement in our asset quality metrics.  In the third quarter of 2014, we sold our two largest ORE properties, which represented nearly one-half of our total ORE balance at June 30, 2014.   Our provision for loan losses was a credit of $2.0 million in the first nine months of 2014 compared to a credit of $3.2 million in the year-ago period.  Other credit costs declined by approximately $8.9 million year-over-year.  Finally, thirty- to eighty-nine day delinquency rates at Sept. 30, 2014 were 0.21% for commercial loans and 1.04% for mortgage and consumer loans.  These delinquency rates continue to be well-managed as we strive to further improve asset quality and reduce credit related costs.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2014	12/31/2013	9/30/2013
	(Dollars in Thousands)
Commercial	$4,421	$5,369	$6,685
Consumer/installment	1,669	2,147	2,108
Mortgage	11,443	10,366	11,546
Payment plan receivables(2)	10	23	31
Total	$17,543	$17,905	$20,370
Ratio of non-performing loans to total portfolio loans	1.25%	1.30%	1.48%
Ratio of non-performing assets to total assets	1.20%	1.64%	1.69%
Ratio of the allowance for loan losses to non-performing loans	156.80%	180.54%	169.06%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $0.4 million, or 2.0%, since Dec. 31, 2013 and by $2.8 million, or 13.9%, since Sept. 30, 2013.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $9.4 million at Sept. 30, 2014, compared to $18.3 million at Dec. 31, 2013.  In the third quarter of 2014, the Company closed on the cash sales of its two largest ORE properties.  The combined book value of these properties was $8.6 million and the Company recorded an aggregate net gain of $0.56 million on these sales.

The provision for loan losses was a credit of $0.6 million and $0.4 million in the third quarters of 2014 and 2013, respectively.  The provision for loan losses was a credit of $2.0 million and $3.2 million in the first nine months of 2014 and 2013, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $0.06 million (0.02% annualized of average loans) in the third quarter of 2014, compared to $2.0 million (0.58% annualized of average loans) in the third quarter of 2013.  Loan net charge-offs were $2.8 million (0.27% of average loans) and $6.7 million (0.65% of average loans) for the first nine months of 2014 and 2013, respectively.  The year-to-date declines in 2014 loan net charge-offs by category were: commercial loans $1.6 million; mortgage loans $1.7 million; and consumer/installment loans $0.7 million.  At Sept. 30, 2014, the allowance for loan losses totaled $27.5 million, or 1.97% of portfolio loans, compared to $32.3 million, or 2.35% of portfolio loans, at Dec. 31, 2013.

Balance Sheet, Liquidity and Capital

Total assets were $2.24 billion at Sept. 30, 2014, an increase of $29.9 million from Dec. 31, 2013.  Loans, excluding loans held for sale, were $1.40 billion at Sept. 30, 2014, compared to $1.37 billion at Dec. 31, 2013, an increase of 1.8%.  Deposits totaled $1.90 billion at Sept. 30, 2014, an increase of $11.1 million from Dec. 31, 2013.  The increase in deposits is due to growth in checking and savings account balances.

Cash and cash equivalents totaled $65.5 million at Sept. 30, 2014, versus $119.1 million at Dec. 31, 2013. Securities available for sale totaled $533.2 million at Sept. 30, 2014, versus $462.5 million at Dec. 31, 2013.  This $70.7 million increase is primarily due to the purchase of residential mortgage-backed securities, asset-backed securities, municipal securities and corporate securities during the first nine months of 2014.

Total shareholders’ equity was $247.1 million at Sept. 30, 2014, or 11.0% of total assets.  Tangible common equity totaled $244.3 million at Sept. 30, 2014, or $10.65 per share.  The capital ratios for the Company’s wholly-owned subsidiary, Independent Bank, remain significantly above the minimum capital ratios required for the Bank to be considered “well capitalized” for regulatory purposes as follows:

Regulatory Capital Ratios	9/30/2014	12/31/2013	Well Capitalized Minimum

Tier 1 capital to average total assets	10.21%	10.09%	5.00%
Tier 1 capital to risk-weighted assets	15.31%	15.30%	6.00%
Total capital to risk-weighted assets	16.57%	16.57%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.24 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would, ”“should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2014	2013
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$48,259	$48,156
Interest bearing deposits and repurchase agreement	17,229	70,925
Cash and Cash Equivalents	65,488	119,081
Interest bearing deposits - time	14,604	17,999
Trading securities	530	498
Securities available for sale	533,166	462,481
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,344	23,419
Loans held for sale, carried at fair value	22,837	20,390
Loans
Commercial	672,087	635,234
Mortgage	473,541	486,633
Installment	208,161	192,065
Payment plan receivables	44,995	60,638
Total Loans	1,398,784	1,374,570
Allowance for loan losses	(27,508)	(32,325)
Net Loans	1,371,276	1,342,245
Other real estate and repossessed assets	9,375	18,282
Property and equipment, net	46,226	48,594
Bank-owned life insurance	53,275	52,253
Deferred tax assets, net	50,332	57,550
Capitalized mortgage loan servicing rights	13,180	13,710
Vehicle service contract counterparty receivables, net	6,823	7,716
Other intangibles	2,761	3,163
Accrued income and other assets	26,640	22,562
Total Assets	$2,239,857	$2,209,943

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$562,862	$518,658
Savings and interest-bearing checking	925,390	910,352
Reciprocal	52,133	83,527
Retail time	342,274	358,800
Brokered time	13,236	13,469
Total Deposits	1,895,895	1,884,806
Other borrowings	26,228	17,188
Subordinated debentures	40,723	40,723
Vehicle service contract counterparty payables	2,788	4,089
Accrued expenses and other liabilities	27,156	31,556
Total Liabilities	1,992,790	1,978,362

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,946,066 shares at September 30, 2014 and 22,819,136 shares at December 31, 2013	352,129	351,173
Accumulated deficit	(98,979)	(110,347)
Accumulated other comprehensive loss	(6,083)	(9,245)
Total Shareholders’ Equity	247,067	231,581
Total Liabilities and Shareholders’ Equity	$2,239,857	$2,209,943

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(unaudited)
Interest Income	(In thousands)
Interest and fees on loans	$17,818	$18,146	$20,083	$54,179	$61,096
Interest on securities
Taxable	1,644	1,596	1,109	4,623	2,772
Tax-exempt	281	287	282	830	762
Other investments	325	328	310	1,076	966
Total Interest Income	20,068	20,357	21,784	60,708	65,596
Interest Expense
Deposits	1,236	1,260	1,371	3,789	4,363
Other borrowings	649	559	884	1,720	2,625
Total Interest Expense	1,885	1,819	2,255	5,509	6,988
Net Interest Income	18,183	18,538	19,529	55,199	58,608
Provision for loan losses	(632)	(1,845)	(355)	(2,049)	(3,153)
Net Interest Income After Provision for Loan Losses	18,815	20,383	19,884	57,248	61,761
Non-interest Income
Service charges on deposit accounts	3,579	3,532	3,614	10,166	10,603
Interchange income	1,984	2,067	1,852	5,992	5,542
Net gains (losses) on assets
Mortgage loans	1,490	1,505	1,570	4,139	8,415
Securities	168	54	14	334	205
Other than temporary impairment loss on securities
Total impairment loss	(9)	-	-	(9)	(26)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	(9)	-	-	(9)	(26)
Mortgage loan servicing	932	193	338	1,389	2,614
Title insurance fees	243	217	409	734	1,261
Increase in fair value of U.S. Treasury warrant	-	-	-	-	(1,025)
Other	2,156	2,508	2,040	6,829	6,327
Total Non-interest Income	10,543	10,076	9,837	29,574	33,916
Non-Interest Expense
Compensation and employee benefits	11,718	11,818	12,591	34,774	35,613
Occupancy, net	2,079	2,153	2,017	6,715	6,588
Data processing	1,790	1,777	2,090	5,653	6,048
Loan and collection	1,391	1,427	1,584	4,283	5,512
Furniture, fixtures and equipment	1,005	1,053	1,051	3,127	3,171
Communications	712	711	695	2,212	2,205
Advertising	427	601	652	1,547	1,881
Legal and professional	559	420	487	1,380	1,843
FDIC deposit insurance	396	422	685	1,235	2,026
Interchange expense	368	342	410	1,112	1,238
Credit card and bank service fees	226	245	310	734	975
Vehicle service contract counterparty contingencies	28	73	149	169	3,403
Costs (recoveries) related to unfunded lending commitments	12	5	(86)	27	(57)
Provision for loss reimbursement on sold loans	-	15	1,417	(466)	2,436
Net (gains) losses on other real estate and repossessed assets	(285)	(38)	119	(410)	1,091
Other	1,658	1,536	1,763	4,952	5,176
Total Non-interest Expense	22,084	22,560	25,934	67,044	79,149
Income Before Income Tax	7,274	7,899	3,787	19,778	16,528
Income tax expense (benefit)	2,345	1,847	282	5,659	(56,172)
Net Income	$4,929	$6,052	$3,505	$14,119	$72,700
Preferred stock dividends and discount accretion	-	-	(749)	-	(3,001)
Preferred stock discount	-	-	7,554	-	7,554
Net Income Applicable to Common Stock	$4,929	$6,052	$10,310	$14,119	$77,253

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.21	$0.26	$0.73	$0.62	$7.03
Diluted (C)	0.21	0.26	0.17	0.60	3.40
Cash dividends declared per common share	0.06	0.06	-	0.12	-

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	3.98%	4.10%	4.57%	4.08%	4.66%
Interest expense	0.37	0.36	0.47	0.37	0.49
Net interest income	3.61	3.74	4.10	3.71	4.17
Net Income to (A)
Average common shareholders' equity	7.95%	10.13%	25.64%	7.86%	110.70%
Average assets	0.87	1.08	1.90	0.84	4.93

Average Shares
Basic (B)	22,940,375	22,928,009	14,167,043	22,918,822	10,989,142
Diluted (C)	23,478,318	23,465,780	21,169,623	23,463,876	21,357,474

(A)	These amounts are calculated using net income applicable to common stock. Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)	Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C)
Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors. During 2013 average shares of common stock also include shares to be issued upon conversion of convertible preferred stock and shares to be issued upon exercise of common stock warrants.

(D)	Ratios have been annualized.